EXHIBIT 10.3

[FORM OF AGREEMENT]

PERFORMANCE-BASED

RESTRICTED STOCK UNIT AGREEMENT

under

the

PHI, INC. LONG-TERM INCENTIVE PLAN

EMPLOYEE:

AWARD DATE:

TOTAL NUMBER OF PERFORMANCE-BASED RSUs:

VESTING DATE (subject to satisfaction of performance condition): March 15, 2015

This document (referred to below as the “Agreement”) spells out the terms and conditions of the performance-based restricted stock units granted by PHI, Inc., a Louisiana corporation (the “Company”), to the individual employee designated above (the “Employee”) pursuant to the PHI, Inc. Long-Term Incentive Plan (the “Plan”) on and as of the award date designated above. Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan. The grant of performance-based restricted stock units hereunder is conditioned on the approval of the Plan by the Company’s shareholders at the 2012 annual meeting of shareholders. If the Plan is not approved at the 2012 annual meeting, the grant shall be void and this Agreement shall terminate automatically.

The parties hereto agree as follows:

1. Grant of Performance-Based Restricted Stock Units. Pursuant to the approval and direction of the Compensation Committee of the Company’s Board of Directors (the “Committee”) under the authority provided in Section 9 of the Plan, the Company hereby grants to the Employee, the number of performance-based restricted stock units specified above (the “Performance-Based RSUs”). Each Performance-Based RSU constitutes the right to receive one share of Non-Voting Stock in the future, subject to the terms and conditions of the Plan and this Agreement.

2. Restrictions. The Performance-Based RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily. The Employee shall have no rights in the shares of Non-Voting Stock underlying the Performance-Based RSUs until the termination of the applicable Period of Restriction (as defined in Section 5 below), subject to attainment of the performance condition set forth in Section 4 below or as otherwise provided in the Plan or this Agreement. The Employee shall not have any voting rights with respect to the Performance-Based RSUs or the Non-Voting Stock.

3. Performance-Based RSU Account and Dividend Equivalents. The Company shall maintain an account (the “Account”) on its books in the name of the Employee. Such Account shall reflect the number of Performance-Based RSUs awarded to the Employee, as such number may be adjusted under the terms of the Plan, as well as any additional Performance-Based RSUs credited as a result of dividend equivalents, administered as follows:

(a) The Account shall be for recordkeeping purposes only, and no assets or other amounts shall be set aside from the Company’s general assets with respect to such Account.

(b) As of each record date with respect to which a cash dividend is to be paid with respect to shares of Non-Voting Stock, the Company shall credit the Employee’s Account with an equivalent number of Performance-Based RSUs based upon the value of Non-Voting Stock on such date.

(c) If dividends are paid in the form of shares of Non-Voting Stock rather than cash, then the Employee will be credited with one additional Performance-Based RSU for each share of Non-Voting Stock that would have been received as a dividend had the Employee’s outstanding Performance-Based RSUs been shares of Non-Voting Stock.

(d) Additional Performance-Based RSUs credited via dividend equivalents shall vest or be forfeited at the same time and on the same terms as the Performance-Based RSUs to which they relate.

4. Performance Condition. Except as otherwise provided in this Agreement, the Performance-Based RSUs shall not vest as of the vesting date indicated in the introduction to this Agreement unless the average of the Company’s Adjusted EBITDAR as a percentage of Total Revenue for the three-year period beginning January 1, 2012 and ending December 31, 2014 (the “Performance Period”) equals or exceeds 23.5%. For purposes of this Agreement, the following definitions apply:

(a) “Adjusted EBITDAR” shall mean earnings before interest, taxes, depreciation, and amortization, and rentals, adjusted for non-operating items such as gain (loss) on disposition of assets, loss on debt restructuring, goodwill impairment charges, earnings from unconsolidated affiliates, derivatives, marketable securities and foreign currency gains (losses), earnings (losses) from equity-method investments and reduction in value of equity-method investments.

(b) “Total Revenue” shall mean total revenue excluding any gains on asset sales or non-operating revenue such as interest income.

5. Period of Restriction. Unless otherwise provided in Section 6 or 8 of this Agreement, the Performance-Based RSUs shall become vested as of the vesting date indicated in the introduction to this Agreement, but only if the Company has satisfied the performance condition set forth in Section 4 and the Employee has not terminated employment with the Company or a Subsidiary prior to the end of the Performance Period. The period prior to the vesting date with respect to each Performance-Based RSU is referred to as the “Period of Restriction.”

6. Vesting upon Termination due to Disability or Death. If, during the Performance Period, the Employee terminates employment with the Company (or a Subsidiary of the Company if the Employee is then in the employ of such Subsidiary) by reason of Disability (as defined in the Company’s long-term disability policy) or death, then the Performance-Based RSUs shall become fully vested as of the date of termination of employment, shall no longer be subject to satisfaction of the performance condition set forth in Section 4 of this Agreement and shall cease to be subject to the Period of Restriction set forth in Section 5 of this Agreement.

7. Forfeiture upon Termination due to Reason Other than Disability or Death. If, during the Performance Period, the Employee’s employment with the Company (or a Subsidiary of the Company if the Employee is then in the employ of such Subsidiary) terminates for a reason other than the Employee’s Disability or death, then the Employee shall forfeit the Performance-Based RSUs on the date of such termination of employment.

8. Vesting upon Change of Control. In the event of a Change of Control of the Company, as defined in Section 12.2 of the Plan, pursuant to Section 12.3 of the Plan the Performance-Based RSUs shall vest, shall no longer be subject to satisfaction of the performance condition set forth in Section 4 of this Agreement and shall cease to be subject to the Period of Restriction set forth in Section 5 of this Agreement.

9. Settlement of Vested Performance-Based RSUs. Except as otherwise provided below in connection with a Change of Control, as promptly as practicable after the Performance-Based RSUs cease to be subject to a Period of Restriction, but no later than 30 days following such date, the Company shall transfer to the Employee one share of Non-Voting Stock for each Performance-Based RSU becoming vested at such time. The Employee shall have no rights as a stockholder with respect to the Performance-Based RSUs awarded hereunder prior to the date of issuance to the Employee of a certificate or certificates for the underlying shares of Non-Voting Stock or book entry evidence of ownership. Certificates for the shares of Non-Voting Stock shall be issued and delivered to the Employee, the Employee’s legal representative, or a brokerage account for the benefit of the Employee, as the case may be, or such shares may be held in book entry form.

10. Settlement Following Change of Control. In connection with or after the occurrence of a Change of Control, as defined in Section 12.2 of the Plan, settlement of the Performance-Based RSUs shall occur upon or as promptly as practicable following the Change of Control but no later than 30 days following the Change of Control; provided, however, that if the Performance-Based RSUs are subject to Internal Revenue Code Section 409A and the regulations thereunder (“Section 409A”) and

(a) if the Change of Control is not also considered a “change in control” within the meaning of Section 409A, then the Performance-Based RSUs shall become vested on the date of the Change of Control, but settlement shall not occur until the date settlement would occur if the Period of Restriction had ended on the vesting date indicated in the introduction to the Agreement and as provided in Section 9; and

(b) notwithstanding the terms of the Plan, the Committee cannot take any action with respect to such settlement that would result in settlement occurring other than as provided in this Section 10, unless otherwise in compliance with Section 409A.

11. Adjustment in Capitalization. In the event of any change in the Common Stock of the Company, the provisions of Section 13.5 of the Plan shall govern such that the number of Performance-Based RSUs subject to this Agreement shall be equitably adjusted by the Committee.

12. Tax Withholding.

(a) Whenever a Period of Restriction applicable to the Employee’s rights to the Performance-Based RSUs lapses or another taxable event occurs, the Company or its agent shall notify the Employee of the related amount of tax that must be withheld under applicable tax laws. Regardless of any action the Company, any Subsidiary of the Company, or the Employee’s employer takes or does not take with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax”) that the Employee is required to bear pursuant to all applicable laws, the Employee hereby acknowledges and agrees that the ultimate liability for all Tax is and remains the responsibility of the Employee.

(b) Prior to receipt of any shares that correspond to Performance-Based RSUs that vest in accordance with this Agreement, the Employee shall pay or make adequate arrangements satisfactory to the Company and/or any Subsidiary of the Company to satisfy all withholding and payment on account obligations of the Company and/or any Subsidiary of the Company. Finally, the Employee agrees to pay the Company or any Subsidiary of the Company any amount of any Tax that the Company or any Subsidiary of the Company may be required to withhold as a result of the Employee’s participation in the Plan that cannot be satisfied. The Company may refuse to deliver shares of Non-Voting Stock if the Employee fails to comply with its obligations in connection with the tax as described in this section.

(c) The Employee may elect to have shares of Non-Voting Stock withheld from the settlement to satisfy the Employee’s withholding tax obligation as described in Section 13.6 of the Plan only with the prior approval of the Committee.

(d) The Company advises the Employee to consult his or her legal and/or tax advisors with respect to the tax consequences for the Employee under the Plan.

13. No Employment or Compensation Rights. Participation in the Plan is subject to all of the terms and conditions of the Plan and this Agreement. This Agreement shall not confer upon the Employee any right to continuation of employment by the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate Employee’s employment at any time. Neither the Plan nor this Agreement forms any part of any contract of employment between the Company or any Subsidiary and the Employee, and neither the Plan nor this Agreement confers on the Employee any legal or equitable rights (other than those related to the Performance-Based RSU award) against the Company or any Subsidiary or directly or indirectly gives rise to any cause of action in law or in equity against the Company or any Subsidiary.

14. Plan Terms and Committee Authority. This Agreement and the rights of the Employee hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon Employee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. The Employee hereby acknowledges receipt of a copy of the Plan and this Agreement.

15. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Employee and by a duly authorized officer of the Company. No waiver of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

16. Governing Law and Jurisdiction. This Agreement is governed by the substantive and procedural laws of the state of Louisiana. The Employee and the Company shall submit to the exclusive jurisdiction of, and venue in, the courts in Louisiana in any dispute relating to this Agreement.

17. Section 409A. It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent. No acceleration of the settlement of Performance-Based RSUs shall be permitted unless permitted under Section 409A.

18. Recovery of Compensation. The Employee acknowledges and agrees that the compensation awarded through this Agreement shall be recoverable by the Company if required by federal law or requirements of applicable stock exchanges.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company, and the Employee, to evidence his consent and approval of all the terms of this Agreement, has duly executed this Agreement, as of the Award Date specified on page one of this Agreement.

COMPANY:

PHI, INC.

By:
Name:
Title:

EMPLOYEE:

Printed Name

Signature